Exhibit 99.1

UDR Announces 2012 Community Dispositions and Capital Markets Activities

Denver, CO. (April 4, 2012) – UDR, Inc. (the “Company”) (NYSE: UDR), a leading multifamily real estate investment trust, today announced the disposition, and pending disposition, of 6,507 apartment homes in 21 non-core communities for gross, and net, proceeds of $610 million. Transaction details follow:

Disposition Activity

Location	Communities	Homes	Year Built/Renovated	Avg. Monthly Income per Occupied Home(1)
1Q12 Dispositions
‘Other’ FL	4	900	1989	$742
Fredericksburg, VA	2	676	1992	1,062

Total/Weighted Average	6	1,576	1990	$879

2Q12 Dispositions Under Contract
Phoenix, AZ	6	1,744	2002	$858
Jacksonville, FL	5	1,857	1990	794
Dallas, TX	2	477	2009	1,214
Richmond, VA	2	853	1986	933

Total/Weighted Average	15	4,931	1995	$881

Grand Total/Weighted Average	21	6,507	1994	$881

(1)	As of December 31, 2011.

During the first quarter of 2012, the Company sold four ‘Other’ Florida and two Fredericksburg, VA communities for net proceeds of $133 million.

In addition, the Company has entered into an agreement to sell 15 communities located in Phoenix, AZ, Jacksonville, FL, Dallas, TX and Richmond, VA for $477 million in gross, and net, proceeds, subject to adjustment. This portfolio sale is expected to close during the second quarter of 2012, subject to customary closing provisions.

When combined, the Company’s 2012 completed and anticipated disposition proceeds of $610 million fully fund its $500 million of previously announced development and redevelopment spend in 2012. The Company has exited or will exit the Phoenix, AZ, Jacksonville, FL and Fredericksburg, VA markets following the closing of the anticipated dispositions and will have exceeded its planned disposition guidance for the year.

“At The Market” Equity Offering Program Update

Year-to-date, the Company has raised approximately $215.8 million of equity through the sale of all the remaining 8.6 million shares under its previous “At The Market” Equity Offering Program (“ATM”) at a weighted average net price of $25.18 per share.

Accordingly, the Company announced today that it has entered into a new ATM program through which it could sell up to twenty million common shares.

Forward Looking Statements

Certain statements made in this press release may constitute “forward-looking statements.” Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments, redevelopments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels, expectations concerning the Vitruvian Park® development, expectations concerning the joint ventures with third parties, expectations that automation will help grow net operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required under the U.S. securities laws.

This press release and these forward-looking statements include UDR’s analysis and conclusions and reflect UDR’s judgment as of the date of these materials. UDR assumes no obligation to revise or update to reflect future events or circumstances.

About UDR, Inc.

UDR, Inc. (NYSE: UDR), an S&P 400 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of December 31, 2011, UDR owned or had an ownership position in 60,465 apartment homes including 2,626 homes under development. For over 39 years, UDR has delivered long-term value to shareholders, the best standard of service to residents, and the highest quality experience for associates. Additional information can be found on the Company’s website at www.udr.com.